Exhibit 4.28

[English Translation]

No. 0R 0058

Joint Engagement Letter

ULTIMA ELECTRONIC CORP. and ChinpMOS TECHNOLOGIES INC. (jointly as “Engaging Parties”) hereby engage SUN-FUND SECURITIES LTD. (the “Engaged Party”) to conduct an evaluation of Ultima (Jiangsu) Electronic Co. Ltd.

I.	Evaluation Period shall start from the initiation of evaluation through the completion of the evaluation, and it can only be adjusted upon further communication and agreement by the three parties.

I	Payment Method:

A.	The Engaged Party shall specify in its Payment Notice the breakdown of the expenses.

B.	Advanced payment: the Engaged Parties shall pay travel, postage and facsimile expenses in full amount as incurred.

C.	Evaluation fee shall be divided between the Engaging Parties pursuant to their written agreement, and the Engaged Party shall invoice each Engaging Party accordingly.

II	Miscellaneous

A.	If the Engaged Party cannot complete evaluation due to the Engaging Parties’ fault, notice shall be given to the Engaging Parties to terminate this engagement and Engaged Party shall be entitled to its fees.

B.	Each of the three copies of this Joint Engagement Letter is held by each of the Engaging Parties and the Engaged Party.

C.	The Civil Law and relevant laws and regulations shall govern any issues that have not been specified in this Letter.

Engaging party: ULTIMA ELECTRONIC CORP.

Representative: Shanhsi Wang

Address: 6/F, No. 100 Lide Street, Chonghe

Tel: (02) 22256300

Unicode: 34589696

Engaging party: ChinpMOS TECHNOLOGIES INC.

Representative: Hung-Chiu Hu

Address: 1, R & D Road 1, Hsinchu Science-Based Industrial Park

Tel: (03) 577-0055

Unicode: 16130042

Trustee: SUN-FUND SECURITIES LTD.

Representative: Mali Hu Sun

Address: No. 14, 2/F, No. 508, Section 5, Chonghsiao East Road, Taipei

Tel: (02) 23466277

Unicode: 70480565